Exhibit 99.1
Foundry Networks Stockholders Approve Merger With Brocade
SAN JOSE and SANTA CLARA, Calif., Dec. 17 — Foundry Networks (Nasdaq: FDRY) announced that its stockholders approved the company’s merger with Brocade® (Nasdaq: BRCD) at a special meeting of stockholders held today. Based on results announced at today’s special meeting of stockholders, a majority of those holding shares outstanding on November 7, 2008, the record date for the special meeting, voted in favor of the transaction.
“We are extremely pleased with the outcome of today’s vote,” said Bobby Johnson, President and CEO of Foundry. “On behalf of Foundry’s Board of Directors and management team, I want to thank our stockholders, customers and dedicated employees for their support throughout this process. We look forward to completing the merger and we anticipate a smooth integration of the two companies.”
In accordance with the terms of the merger agreement, at the closing, each outstanding share of common stock of Foundry will be exchanged for $16.50 in cash. In addition, as previously announced by Foundry on December 16, 2008, Foundry completed the sale of its portfolio of auction rate securities. Based on estimated net proceeds of $38.8 million from the sale, Foundry anticipates that the previously announced conditional special cash dividend payable to Foundry stockholders of record immediately prior to the completion of the merger between Foundry and a wholly owned subsidiary of Brocade Communications Systems, Inc. will be approximately $0.249 per share of Foundry common stock. The final dividend amount will be calculated based on Foundry’s fully diluted share count using the treasury stock method as of the time of the completion of the merger.
Brocade also announced today that it believes that the net proceeds from a $1.1 billion term loan facility, which has already been deposited into a restricted Brocade custody account pending the closing of the acquisition, combined with the cash on hand at the two companies, along with a small draw under its revolver credit line, are sufficient to finance the transaction without the need for any supplemental financing.
Brocade announced that it expects to close the acquisition on Thursday, December 18, 2008, subject to the satisfaction of customary terms and conditions.
Cautionary Statement
This press release contains statements that are forward-looking in nature, including statements regarding the expected closing and funding of the acquisition. The risks include, but are not limited to the funds believed to be available may not be readily available as anticipated; and the difficulty of integrating the business, operations and employees of the two companies. Neither Brocade nor Foundry assumes any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade
Brocade is a leading provider of data center networking solutions that help organizations connect, share, and manage their information in the most efficient manner. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at http://www.brocade.com or contact the company at info@brocade.com.
About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro routers and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit http://www.foundrynet.com.
Brocade is a registered trademark and the Brocade B-wing symbol, DCX, and DCF are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.

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